UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) September 1, 2006 (August 31, 2006)

ALBEMARLE CORPORATION

(Exact name of Registrant as specified in charter)

Virginia	1-12658	54-1692118
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification no.)

330 South Fourth Street, Richmond, Virginia	23219
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code (804) 788-6000

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business and Operations

Item 1.01. Entry into a Material Definitive Agreement.

On August 31, 2006, Albemarle Corporation (the “Company”) and Albemarle Overseas Development Corporation, a wholly owned subsidiary of the Company (“AODC” and, together with AODC, the “Sellers”), entered into a Share Purchase Agreement, dated August 31, 2006 (the “Agreement”), pursuant to which the Sellers transferred all of the capital stock of Albemarle France SAS (“ASAS”) to International Chemical Investors S.A. (“ICIG”) for nominal consideration (the “Transaction”). ASAS owns all of the capital stock of Albemarle PPC SAS, which is the operator of a chemical facility in Thann, France.

The Agreement contains certain limited representations, warranties and agreements of the Sellers and ICIG.

A copy of the Agreement will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the third quarter ended September 30, 2006.

Section 2 — Financial Information

Item 2.05. Costs Associated with Exit or Disposal Activities.

As a result of the Transaction described in Item 1.01 of this Current Report on Form 8-K, the Company expects to record a pre-tax charge of approximately $90 to $95 million in the third quarter of 2006, approximately $65 to $70 million of which constitutes the write-down of net assets. The Transaction includes the transfer of all related assets and liabilities of ASAS and APPC and requires future payments by the Company during the period March 2007 through February 2008 provided ICIG continues to operate the facility in Thann, France. The Company expects to incur net cash outlays from the Transaction of approximately $10 to $15 million. The information contained in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Section 8 — Other Events

Item 8.01. Other Events.

On August 31, 2006, the Company issued a press release announcing that it had completed the sale of all of the stock of ASAS to ICIG. A copy of the press release issued by the Company on August 31, 2006 is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Section 9 — Financial Statements and Exhibits

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.

99.1	Press release, dated August 31, 2006, issued by the Company.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 1, 2006

ALBEMARLE CORPORATION

By:	/s/ Luther C. Kissam, IV
Luther C. Kissam, IV
Senior Vice President, General Counsel and Secretary

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EXHIBIT INDEX

Exhibit Number	Exhibit
99.1	Press release, dated August 31, 2006, issued by the Company.